EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form SB-2 on Form S-3 of our report dated March 15, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”), relating to the financial statements of Wireless Ronin Technologies, Inc. appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, and our report dated October 29, 2007, relating to the financial statements of McGill Digital Solutions, Inc. appearing in the Company’s Current Report on Form 8-K/A filed November 1, 2007, both as filed with the Securities and Exchange Commission, and to the references to our Firm under the caption “Experts” included in this registration statement.
/s/ Virchow, Krause & Company, LLP
Minneapolis, Minnesota
November 27, 2007